EXHIBIT 10.2

PROFESSIONAL SERVICES AGREEMENT

BETWEEN

YAK COMMUNICATIONS (CANADA) INC.

AND

CONVENXIA LIMITED

MADE AS OF

April 7, 2004

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1

1.01	Definitions	1
1.02	Headings	7
1.03	Extended Meanings	7
1.04	Ambiguities	7
1.05	Exercise of Discretion	7
1.06	Priority	8
1.07	Schedules	8
1.08	Currency	8

ARTICLE 2 - SERVICES TO BE PROVIDED		8

2.01	Services	8
2.02	Development Responsibilities	8
2.03	Acquisition of Hardware and Software	9
2.04	Implementation Consents	9
2.05	Status Reports	9
2.06	Requests for Information and Co-operation by Yak	9
2.07	Personnel Assignment	10

ARTICLE 3 - DELIVERY AND ACCEPTANCE OF THE SOFTWARE		10

3.01	Delivery of Deliverables	10
3.02	Acceptance Testing	10

ARTICLE 4 - CHANGE ORDERS		11

4.01	Yak Change Requests	11
4.02	Convenxia Change Requests	11
4.03	Compliance	11

ARTICLE 5 - FEES		11

5.01	Time and Materials Rates	11
5.02	Fees	12
5.03	Invoicing	12
5.04	Taxes	12
5.05	Most Favoured Customer	12
5.06	Audit Rights	12
5.07	Investment Tax Credits	13

ARTICLE 6 - TITLE AND OWNERSHIP		13

6.01	Title to Work Products	13
6.02	Conveyance of Rights	13

6.03	Pre-Existing Works	14
6.04	Third Party Software	14
6.05	Yak Data	14
6.06	License to Convenxia Derivative Works	15
6.07	Yak Store Software	15
6.08	License to Yak Derivative Works	15
6.09	License to Complete Office	15
6.10	Further Assurances	15
6.11	Assignment and Waiver of Moral Rights	16
6.12	Delivery of Deliverables	16

ARTICLE 7 - CONFIDENTIAL INFORMATION		16

7.01	Duty of Confidence	16
7.02	Third Party Information	17

ARTICLE 8 - WARRANTIES AND COVENANTS OF CONVENXIA		17

8.01	Corporate Capacity of Convenxia	17
8.02	Warranty Related to Deliverables	18
8.03	Warranty on Other Software	18
8.04	Warranty for Services	18
8.05	Compliance with Law	19
8.06	Warranties Regarding Intellectual Property	19
8.07	Correction of Deficiencies	20
8.08	Warranty Disclaimer	20
8.09	Public Liability Insurance	20
8.10	Facilities Security Procedures	20
8.11	Conduct of Advisors	20

ARTICLE 9 - MAINTENANCE SERVICES		21

9.01	Maintenance Services	21
9.02	Improvements	21
9.03	Payment for Maintenance Services	21

ARTICLE 10 - TRAINING SERVICES		22

10.01	Training	22

ARTICLE 11 - CONTRACT MANAGEMENT		22
11.01	Yak Manager	22
11.02	Convenxia Manager	22

ARTICLE 12 - INDEMNITIES		22

12.01	Cross Indemnity	22

ii

12.02	Intellectual Property Right Indemnity	22
12.03	Conduct of Proceedings	23
12.04	Survival of Representations, Warranties and Covenants	23

ARTICLE 13 - DISPUTE RESOLUTION		23

13.01	Dispute Resolution	23
13.02	Arbitration	23
13.03	Disputed Payments	25

ARTICLE 14 - TERM AND TERMINATION		25

14.01	Term	25
14.02	Termination on Reasonable Notice	26
14.03	Termination of Statement of Work for Default	26
14.04	Termination by Reason of Insolvency	26
14.05	Termination Assistance	26
14.06	Return of Property	26
14.07	Survival	27
14.08	Rights and Remedies	27

ARTICLE 15 - GENERAL		27

15.01	Time of the Essence	27
15.02	Independent Contractors	27
15.03	Assignment	28
15.04	Force Majeure	28
15.05	Amendments and Waiver	28
15.06	Notices	28
15.07	Severability	29
15.08	Governing Law	29
15.09	Entire Agreement	29

SCHEDULES

Schedule “A” – Sample Statement of Work

Schedule “B” – Conveyance of Yak Store Software

Schedule “C” – Consent and Performance Guarantee from Convenxia Holdings Limited

Schedule “D” – Assignment and Waiver of Moral Rights

Schedule “E” – Non-Disclosure and Property Rights Agreement

Schedule “F” – Use of Open Source Materials

Schedule “G” – Third Party Tools

Schedule “H” – Description of Complete Office Software

Schedule “I” – Implementation Schedule

Schedule “J” – Escalation and Resolution Process

iii

PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT made as of the 7th day of April, 2004.

BETWEEN:

YAK COMMUNICATIONS (CANADA) INC., a duly incorporated company with its head office at 55 Town Centre, Suite 610, Scarborough, Ontario, Canada M1P 4X4

(hereinafter referred to as “Yak”)

and

CONVENXIA LIMITED, a duly incorporated company with its head office at Orchard Lea, Winkfield Lane, Winkfield, Berkshire, SL4 4RU, United Kingdom

(hereinafter referred to as “Convenxia”)

WHEREAS:

(a)	Yak is the owner of the Yak Software, which software was acquired by Yak from Consortio, Inc. and Convenxia pursuant to the Software Acquisition Agreement;

(b)	Yak intends to utilize the Yak Software for its own internal purposes and for selling its products and services to Yak customers and potential Yak customers throughout the world;

(c)	Pursuant to the Joint Venture Agreement between Yak and Convenxia, Convenxia agreed to provide Yak certain services and to make available the ability and skill of its personnel for the said purposes;

(d)	Yak requires certain services to enable it to fully utilize and exploit the Yak Software in its business and Convenxia has agreed to provide Yak with services and to make available the ability and skill of its personnel for the same said purposes;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained (the adequacy of which consideration as to each of the parties hereto is hereby mutually acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

In this Agreement and in the Schedules hereto annexed and in Statement of Works, unless otherwise specified or patently required by the context, the words and phrases defined in this Agreement shall have the meanings ascribed to them therein, and the following words and terms shall have the respective meanings ascribed to them as follows:

“Acceptance Date” in relation to a Deliverable means the date the Deliverable has been accepted by Yak pursuant to Section 3.02;

“Advisors” means employees, agents, professional advisors, contractors, and “Advisor” means any one of them;

“Affiliate” means with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such first person. “Control” shall mean having the power to direct the affairs of a person by reason of the ownership of or controlling the right to vote sufficient numbers of shares of voting stock, or to direct the general management of the affairs of such person by contract or otherwise;

“Agreement” means this document entitled “Professional Services Agreement” together with all Schedules and one or more Statements of Work attached hereto or agreed in writing to be part hereof and all Exhibits attached thereto;

“Business Days” means each of Monday, Tuesday, Wednesday, Thursday and Friday, except when any such day occurs on a statutory holiday observed in Ontario;

“Business Hours” means that period of time daily between 8:30 a.m. and 5 p.m. Eastern Standard Time on Business Days;

“Change Order Process” has the meaning ascribed to it in Article 4;

“Change Order” means a written order respecting the implementation of any Change agreed to in writing by the parties;

“Change Request” means a written request by either party to the other to seek approval for any Change;

“Change” means any change, modification, replacement, reduction of or addition to the Services;

“Commercially Exploit” or “Commercial Exploitation” includes use, copy, produce, publish, reproduce, manufacture, sell, license, rent, loan, let for hire, distribute, package, promote, merchandise, issue copies to the public, demonstrate, communicate or telecommunicate to the public by any means such as by broadcast, by inclusion in cable programme services, or by making available over the Internet; perform, show, play, display and exhibit, including perform, show, play, display and exhibit in public, distribute, import, make adaptations and Derivative Works and do any or all of the forgoing therewith, and authorize others to do any or all of the foregoing;

“Complete Office Software” means the Computer Programs and related Documentation described in Schedule H and includes all Improvements and Derivative Works made thereto developed by or on behalf of Convenxia or its Affiliates;

“Computer Programs” includes a set of instructions expressed in codes, schemes or in any other form, that is capable, directly or indirectly, when incorporated in a machine-readable medium of causing a computer or other electronic or similar device having information processing capabilities, to perform or to achieve a particular task or result and includes Source Code (including computer programs written in HTML, XML, and scripts, macros and parameter lists) and Object Code and related materials such as program files, data files, interfaces, routines, and computer related data;

“Convenxia Derivative Works” means Derivative Works to the Yak Software developed by or on behalf of Convenxia pursuant to the Joint Venture Agreement and which includes “Derivative Works” (as that term is defined in the Joint Venture Agreement), but excluding any Derivative Works developed for or on behalf of Yak including any Deliverables developed pursuant to a Statement of Work such as Yak Derivative Works;

“Convenxia Manager” means an individual who shall have general responsibility to manage the provision of the Services to Yak, on behalf of Convenxia;

“Convenxia Systems” means Systems which are owned by, leased or proprietary to or otherwise controlled by Convenxia to be used by Convenxia to provide the Services and which are described in a Statement of Work or Change Order as a “Convenxia System”;

“Deficiencies” means in relation to a Deliverable or other component of the Yak Solution the failure or failures of a Deliverable or other component of the Yak Solution, or any part thereof, to comply with the Specifications therefor and includes: (i) in relation to Computer Programs, the failure or failures of the Computer Programs to (a) comply with and operate in accordance with the Specifications, (b) comply with and operate in accordance with the Documentation, (c) operate compatibly and efficiently on the Systems (and Computer Programs) with which the Computer Programs were designed to operate, (d) operate in accordance with any performance standards specified therefore in a Statement of Work, or (e) any known, unresolved or uncorrected error which impairs or which may impair any function which the Computer Programs were designed to perform; or (ii) the failure of Documentation to comply with documentation standards set out in a Statement of Work;

“Derivative Works” means in relation to any Software, or other intellectual property, Improvements, alterations, adaptations, translations, abridgements, expansions, updates, upgrades, customization to such Software or other intellectual property;

“Deliverable” means any Software, or other intellectual property created, developed or delivered under this Agreement including any Statement of Work, and includes all items identified as a “Deliverable” in a Statement of Work and, for the avoidance of doubt, includes all Yak Derivative Works and Work Products in and related to all of the forgoing (For the avoidance of doubt, Licensed Software shall in no event be considered a Deliverable);

“Documentation” means technical data and documentation, however recorded, including computer listings and printouts, which (i) documents the design or details of Computer Programs, (ii) explains the capabilities of Computer Programs, or (iii) provides operating instructions for using Computer Programs to obtain desired results from a computer and includes flow charts, designs, pseudo-code, algorithms, specifications, processes and formulae;

“Effective Date” in relation to this Agreement means the date first written above and in relation to any Statement of Work means the Effective Date of the Statement of Work;

“Escalation and Resolution Process” means the process and obligations described in Schedule J;

“Fees” has the meaning ascribed to it in Section 5.01;

“Implementation Consents” means all consents, approvals and authorizations required by a party to provide or to receive the benefit of the Services or any of the Deliverables as described in a Statement of Work;

“Implementation Schedule” has the meaning ascribed to it in Section 2.01;

“Improvements” includes revisions, changes, modifications, improvements, enhancements, and additions;

“Intellectual Property Rights” means all intellectual and industrial property rights including all rights to copyrights, patents and inventions, industrial designs, design rights, trade-marks, trade names, service marks and similar rights, and rights in trade secrets and information of a confidential nature, integrated circuit and topography rights and all other proprietary rights;

“Interest Rate” means the prime rate of interest established from time to time by the Bank of Canada plus one percent (1%);

“Licensed Software” means any Software or other intellectual property that is licensed to Yak hereunder including, where applicable, Pre-Existing Works, Third Party Software, Convenxia Derivative Works, and Complete Office Software;

“Maintenance Services” means the services referred to in Article 9 to be provided by Convenxia;

“Manager” means either of the Yak Manager or the Convenxia Manager;

“Object Code” means Computer Programs assembled or compiled in magnetic or other binary form, which are readable and usable by machines, but not generally by humans without reverse engineering, disassembly or decompiling;

“Open Source Materials” means Software or other intellectual property that is distributed as “free software,” or “open source software” including any Software or other intellectual property that is distributed using a license approved by the Free Software Foundation or the Open Source Initiative or under a similar licensing or distribution model including but not limited to the GNU General Public License, GNU Lesser General Public License, BSD license, or Apache license;

“Payment Schedule” has the meaning described in Section 2.01;

“Pre-Existing Works” means Software or other intellectual property developed by Convenxia prior to the Effective Date of a Statement of Work and which Convenxia intends to incorporate into a Deliverable pursuant to the Statement of Work, but not including Convenxia Derivative Works, Complete Office Software or any Yak Software;

“Service Location” means the location or locations described in the Statement of Work from which Services will be provided;

“Services” has the meaning described in Section 2.01;

“Software” means Computer Programs and related Documentation;

“Software Acquisition Agreement” means the agreement between Consortio, Inc., Convenxia and Yak made as of the 20th day of June, 2003;

“Source Code” means the human-readable version of Software;

“Specifications” in relation to (i) a Deliverable means (a) the specifications for the Deliverable contained in a Statement of Work or developed or agreed to pursuant to a Statement of Work, and (b) standards adopted by Yak for the Deliverable, and (ii) in relation to any other component of the Yak Solution specifications therefore contained in a Statement of Work and descriptions thereof set out in any Documentation related thereto provided to Yak;

“System” means any computer, hardware or equipment including a computer server and related operating system software;

“Third Party Software” means any Software or other intellectual property owned by any third person (other than Convenxia Holdings Limited) which Convenxia intends to incorporate into a Deliverable pursuant to a Statement of Work;

“Third Party Tools means a tool, utility, middleware, library, application or web server Software, database Software, or operating system Software which has been or is used to develop or operate the Yak Solution or which is linked to the Yak Solution to enable same to operate as intended and which are described in a Statement of Work as being a “Third Party Tool”;

“Time and Material Rates” means Convenxia’s actual out-of-pocket costs (including, but not limited to, labour costs for Convenxia’s employees) plus 10%;

“Transition Period” has the meaning ascribed to it in Section 14.05(1);

“Transition Plan” has the meaning ascribed to it in Section 14.05(2);

“Use” includes reproduce, develop Improvements and other Derivative Works and authorize others to do any or all of the foregoing;

“Warranty Period” in respect of any Deliverable, means a period commencing on the delivery of the Deliverable to Yak and ending six (6) months after the Acceptance Date of all Deliverables applicable to the Statement of Work;

“Work Products” means all intellectual and industrial property created, developed or first reduced to practice by a party under a Statement of Work including, without limitation, Software and related Documentation, compilations of data and computer data bases, specifications, designs and industrial designs, know-how, works of authorship, mask works and integrated circuit topographies, inventions and Improvements;

“Yak Confidential Information” means confidential, private, or secret information regardless of form or method of the recording, if recorded, of or relating, to (i) the Deliverables, including Software under development, and all secrets, trade secrets, know-how, ideas and processes of and related to the Deliverables, Documentation and Statements of Work, (ii) information received by Yak from third persons to whom Yak owes a duty of confidence, (iii) compilations of data or information of Yak, (iv) proprietary and financial information of Yak, including prices, sales information, terms of contracts with customers, discounts, costs, the names of Yak’s suppliers and customers, (v) Yak’s business methods and practices, (vi) any Computer Programs or Documentation or other materials, whether tangible or intangible, provided to Convenxia pursuant to this Agreement or any Statement of Work, and (vii) such information as Yak may from time to time designate as being included in the expression “Yak Confidential Information”, but does not include information that is in the public domain, or information that falls into the public domain, unless such information falls into the public domain by disclosure or other acts of Convenxia, or through the fault of Convenxia;

“Yak Data” means the data provided to Convenxia by Yak to enable Convenxia to provide the Services;

“Yak Derivative Works” means Derivative Works of the Yak Software, the Yak Store Software, and the Licensed Software which are developed by Convenxia pursuant to a Statement of Work and includes Software which is identified as a “Yak Derivative Work” in a Statement of Work or Specifications agreed to pursuant to a Statement of Work, and includes all Work Products in or related thereto, but does not include Derivative Works of the Complete Office Software; for the avoidance of doubt, all content, webpages and related applications which are created, developed or delivered under this Agreement including any Statement of Work which run or use the Complete Office Software are considered hereunder to be Yak Derivative Works and not part of the Complete Office Software;

“Yak Manager” means an individual who shall be Yak’s manager of the relationship with Convenxia in relation to a Statement of Work, and who shall be generally responsible for the administration of this Agreement on behalf of the Yak;

“Yak Software” means the Software, Documentation and other technology acquired by Yak from Consortio, Inc. and Convenxia pursuant to the Software Acquisition Agreement including without limitation the Software known as the Yak Framework, Fulfillment & Supply Chain, Yak Call Centre, and Knowledge Base applications;

“Yak Store Software” means the Software, Documentation and other technology described in Schedule B including all Source Code, Object Code and Documentation related thereto, as same existed as of the 20th day of June, 2003;

“Yak Solution” means the Yak Software, Yak Store Software, Deliverables (including Yak Derivative Works), and Licensed Software;

“Yak Systems” means Systems which are owned by, leased or proprietary to or otherwise controlled by Yak to be used by Convenxia to provide the Services and which are described in a Statement of Work or Change Order as a “Yak System”.

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement (including Statements of Work made hereunder) and not to any particular Article or Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles or Sections are to Articles or Sections of this Agreement.

1.03	Extended Meanings

In this Agreement words importing the singular number only shall include the plural and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. The terms “provision” and “provisions” refer to terms, conditions, provisions, covenants, obligations, undertakings, warranties and representations in this Agreement. Whenever the term “term of this Agreement” is used in this Agreement, it shall be deemed, unless otherwise patently required by the context, to mean the period of time between the Effective Date of this Agreement and the date any termination or expiration of this Agreement becomes effective and whenever the term “term of a Statement of Work” is used in this Agreement, it shall be deemed, unless otherwise patently required by the context, to mean the period of time between the Effective Date of the Statement of Work and the date any termination or expiration of the Statement of Work becomes effective.

1.04	Ambiguities

The parties hereto agree that each of them has participated in the drafting of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

1.05	Exercise of Discretion

Whenever either party is entitled to act in its discretion under this Agreement, such party shall act reasonably and not arbitrarily in exercising such discretion, except where expressly specified otherwise. Whenever either party has the right to consent or approve an act under this Agreement, the consent shall not be unreasonably withheld or delayed, except where expressly specified otherwise, and must be given in writing or other material form to be valid.

1.06	Priority

Unless there is something in the context or subject matter inconsistent therewith in the event of a conflict or inconsistency between this Agreement and any Schedule, or between this Agreement and any Statement of Work the following rules of interpretation shall be applied:

(1) the Agreement shall prevail over any Schedule; and

(2) the Statement of Work shall prevail over the Agreement, but only with respect to that Statement of Work and only to the extent of the conflict or inconsistency.

1.07	Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule “A” – Sample Statement of Work

Schedule “B” – Conveyance of Yak Store Software

Schedule “C” – Consent and Performance Guarantee from Convenxia Holdings Limited

Schedule “D” – Assignment and Waiver of Moral Rights

Schedule “E” – Non-Disclosure and Property Rights Agreement

Schedule “F” – Use of Open Source Materials

Schedule “G” – Third Party Tools

Schedule “H” – Description of Complete Office Software

Schedule “I” – Implementation Schedule

Schedule “J” – Escalation and Resolution Process

1.08	Currency

All references to currency herein are to lawful money of Canada.

ARTICLE 2 - SERVICES TO BE PROVIDED

2.01	Services

During the term of this Agreement Convenxia will provide Yak with computer programming, website development and related services to be defined in Statements of Work to be separately executed by Convenxia and Yak (the “Services”). Each Statement of Work shall automatically incorporate the provisions of this Agreement and shall contain the following: (i) the personnel Convenxia proposes will provide the Services; (ii) a detailed description of the Services to be performed and the Software and Deliverables to be developed and delivered under the Statement of Work; (iii) acceptance tests or means proposed for testing the Deliverables; (iv) an implementation schedule which shows the time frame for all material stages of the Services, including the project schedule set out in Schedule “I” with respect to the Deliverables and work described therein (the “Implementation Schedule”); (v) the cost of the Services to Yak and the schedule of payments to be made during and at the completion of the Statement of Work to Convenxia (the “Payment Schedule”); and (vi) the estimated number of person hours of effort required by Convenxia to complete the Services.

2.02	Development Responsibilities

(1) Unless otherwise expressly agreed to in a Statement of Work, Convenxia shall be solely responsible for all aspects of the development and delivery to Yak of the Deliverables described in a Statement of Work (including a complete copy of all of the Work Products in and related thereto) in accordance with the Specifications and in the time frames specified in the Implementation Schedule and for all of the acts or defaults of Convenxia Advisors, if any.

(2) Where Convenxia is responsible for providing any Software to Yak, Convenxia shall ensure that the Software is thoroughly tested prior to delivery thereof and that all Deficiencies have been corrected prior to such date.

2.03	Acquisition of Hardware and Software

Convenxia will acquire whether by license, purchase, lease or otherwise, the Convenxia Systems required to deliver the Services. Yak will acquire whether by license, purchase, lease or otherwise and furnish to Convenxia the Yak Systems.

2.04	Implementation Consents

Each party will obtain the Implementation Consents described in the Statement of Work applicable to it.

2.05	Status Reports

From the Effective Date of any Statement of Work until the Acceptance Date, Convenxia shall provide Yak with weekly progress reports which set out at least the following information: (i) the Software and other Deliverables developed by Convenxia during the proceeding week; (ii) an evaluation of whether the milestones set out in the Implementation Schedule are being completed with a description of the extent, if any, they are not being complied with; (iii) a detailed description of the work not performed during the preceding week that had been scheduled to be performed during that time period; (iv) problems being experienced and the plans for remedying them; (v) a description of the work which is planned to be performed during the next month; and (vi) if any part of the work is behind schedule so as to prevent the achievement of any of the dates set out in the Implementation Schedule, Convenxia shall indicate in writing what measures it is taking and plans to take to bring the work back on schedule and to ensure that the milestones stipulated in the Implementation Schedule occur on their scheduled dates. On a weekly basis Convenxia shall also deliver to Yak one (1) complete copy of the Computer Programs forming part of each Deliverable in machine-readable Source Code and Object Code form; (ii) one (1) complete copy of the Documentation; and (iii) such other items as are specified in the Statement of Work, in their then present stage of development.

2.06	Requests for Information and Co-operation by Yak

Yak shall, in a timely manner, co-operate with Convenxia and respond to requests for information reasonably required by Convenxia in connection with the Services. Any failure by Yak after July 10,

2004 to co-operate or respond shall toll Convenxia’s delivery and performance obligations hereunder to the extent that Yak is actually delayed by such failure to co-operate or respond, for a period not to exceed Yak’s delays, provided that Convenxia notifies Yak in writing of the delay and that its performance will be hindered or delayed as a result thereof.

2.07	Personnel Assignment

Convenxia agrees not to sub-contract any of the work under any Statement of Work without the prior written consent of Yak, except as permitted in a Statement of Work. Convenxia shall remain liable for any Services subcontracted as if the work had been performed by Yak’s own employees.

ARTICLE 3 - DELIVERY AND ACCEPTANCE OF THE SOFTWARE

3.01	Delivery of Deliverables

Following delivery of each Deliverable to Yak, Yak shall be entitled to test and review the Deliverable. To facilitate Yak’s review and testing thereof, Convenxia shall, unless instructed to do otherwise by Yak, also deliver the following to Yak: (i) one (1) complete copy of the Computer Programs forming part of the Software in machine-readable Source Code and Object Code form; (ii) one (1) complete copy of the Documentation; and (iii) such other items as are specified in the Statement of Work.

3.02	Acceptance Testing

(1) Yak shall have up to thirty (30) days after complete delivery of any Deliverable to perform acceptance testing on such Deliverable. If during acceptance testing Yak discovers or becomes aware of any Deficiencies, Yak shall deliver a written notice to Convenxia clearly and specifically identifying the Deficiency to the extent it is able to do so and Convenxia, at its own cost and expense, shall correct all Deficiencies which it discovers or becomes aware of including those set out in the written notice to Convenxia set out above forthwith after its receipt of the Deficiency Notice and in any event in no more that thirty (30) days following receipt of the notice, unless otherwise agreed in a Statement of Work, or other writing between the parties.

(2) Upon receipt of notification from Convenxia that the identifies Deficiency have been corrected, Yak shall be entitled to further test and review the Deliverable for a period not to exceed fifteen (15) days. When Yak is satisfied that the Deliverable is free of Deficiencies, Yak shall notify Convenxia that it accepts such Deliverable (the “Acceptance Date”). The acceptance of a Deliverable shall not, however, relieve Convenxia from correcting any Deficiencies which Yak discovers or becomes aware of before or after it accepts the Deliverable.

(3) If a Deliverable is not accepted by Yak within thirty 30 days following initial delivery thereof to Yak due to uncorrected Deficiencies that had been brought to Convenxia’s attention in writing in accordance with Section 3.02(1), Yak shall be entitled to reject the Deliverable and to immediately terminate the Statement of Work and this Agreement in whole or in part, without any obligation, liability, or penalty of any kind, including any liability to make any further payments under the Statement of Work and upon any such termination, Convenxia shall refund to Yak all amounts paid under such Statement of Work.

ARTICLE 4 - CHANGE ORDERS

4.01	Yak Change Requests

(1) Yak may at any time or times, submit a Change Request to Convenxia in respect of any Change.

(2) Following receipt of a Change Request, Convenxia shall provide to Yak an estimate of the price for implementing the Changes set out therein and an evaluation of the extent to which, if any, the implementation of such Change would result in a change to the Services, the Fees, or any other provision of this Agreement.

(3) If Yak wishes Convenxia to proceed to implement any Change set out in a Change Request, Convenxia shall prepare and the parties shall negotiate in good faith a Change Order setting out: (i) a detailed description of the proposed Change, and, where appropriate, a project plan relating to the implementation of the Change; (ii) any new responsibilities or changes to the existing responsibilities of Yak in connection with the proposed Change; (iii) the onetime fees, if any, to Yak of implementing the proposed Change; (iv) any related changes to the descriptions of the Services and Statements of Work relating to the manner in which the Services are provided; and (v) any related changes to the Fees to be charged on an on-going basis. Upon finalization, the Change Order shall be executed by the Yak Manager and the Convenxia Manager, and the relevant Statement of Work shall be revised in accordance with the Change Order.

4.02	Convenxia Change Requests

Convenxia may at any time during the term of this Agreement, submit a Change Request to Yak in respect of any proposed Change for approval by Yak. Upon approval of a Change Request submitted by Convenxia, the parties shall negotiate a Change Order setting out the information described in Section 4.01.

4.03	Compliance

Convenxia and Yak shall perform such responsibilities as are required to be performed by them under any Change Order, as if the matters referred to therein had appeared in and been part of the Statement of Work to which it relates. No Change shall be binding on a party unless both parties have executed a Change Order in respect of the Change.

ARTICLE 5 - FEES

5.01	Time and Materials Rates

For Services, the fees for which are not fixed or otherwise specified in the Statement of Work, Yak shall pay to Convenxia a fee calculated in accordance with the Time and Material Rates.

5.02	Fees

Subject to the provisions of this Agreement, Yak agrees to pay Convenxia the fees and charges set out in each Statement of Work and Change Orders (the “Fees”). The fees will be paid at the times set forth in the Payment Schedule contained in the Statement of Work or Change Order. The fees and expenses set forth in a Statement of Work or Change Order (together with any interest thereon) shall be the only charges or amounts which Yak may become obligated to pay Convenxia or any third person under this Agreement or under any Statement of Work, except for amounts agreed to be paid pursuant to Change Orders. Any Fee not paid when due shall accrue at the Interest Rate.

5.03	Invoicing

Convenxia agrees to invoice Yak for all Services rendered pursuant to a Statement of Work on the dates or at the times when payment for such Services becomes due. All invoices shall detail the Services performed and the expenses incurred. The invoices shall show the amount billed to Yak for programming and related services and shall contain sufficient details of such work as may be required by Yak for audit or tax reasons and to verify that payment has become due to Convenxia under the terms of the Statement of Work.

5.04	Taxes

(1) Yak will pay all applicable Canadian sales, use, goods and services and other taxes applicable to the Services, other than any income or capital taxes payable by Convenxia. The parties will each pay or cause to be paid all taxes, withholdings, dues or levies with respect to such party’s own employees.

(2) Yak shall be entitled to withhold taxes from any payments made to Convenxia hereunder if required pursuant to any applicable tax legislation and shall remit all such withheld amounts to the appropriate taxing authority. To the extent that such deduction or withholding of taxes is required by applicable law, Yak will use reasonable efforts to provide Convenxia with such evidence as is satisfactory to the appropriate taxing authority to enable Convenxia to claim foreign tax credits.

5.05	Most Favoured Customer

Convenxia represents, warrants and covenants that the Fees payable by Yak under each Statement of Work will be at least as low as, and the terms and conditions for the provision of all Services will be at least as favourable as, that at which Convenxia will provide such services to any other customer of Convenxia or any Affiliate of Convenxia. In the event that Convenxia or any Affiliate of Convenxia provides similar services at prices less than those charged, or on terms and conditions more favourable than as provided to Yak hereunder, Convenxia shall immediately offer such lower prices or more favourable terms and conditions, as applicable, to Yak. An officer or director of Convenxia shall certify in writing to Yak annually its compliance with the terms of this Section 5.05.

5.06	Audit Rights

(1) During the term of the Agreement and for a period of two (2) years thereafter, Convenxia shall maintain records related to the performance of its obligations under this Agreement. The parties agree that this does not include information related to investment capital, unrelated projects or compensation of employees of Yak. Such records shall be open for inspection by Yak, its Affiliates and their agents, auditors, and regulators on five (5) Business Days prior written notice, or less if needed to comply with a request from a regulator of Yak. Convenxia shall provide such persons with any assistance that they may reasonably require in connection with such audits.

(2) If, as a result of an inspection or audit pursuant to Section 5.06(1), Yak determines that Convenxia is not in compliance with this Agreement or any laws or regulations, in addition to any other remedy available to Yak hereunder or in law or equity, Convenxia shall promptly take all necessary steps to achieve compliance.

(3) If, as a result of an inspection pursuant to Section 5.06(1), Yak believes that Convenxia has overcharged Yak, Convenxia shall promptly pay to Yak the amount of any undisputed overcharge plus interest thereon at the Interest Rate, or at Yak’s direction shall apply a credit in the amount of such overcharge plus interest to the next invoice or invoices in respect of any fees payable by Yak. In the event Convenxia disputes the amount of any alleged overcharge established in the course of an inspection pursuant to Section 5.06(1), the parties agree to submit to the dispute resolution mechanisms set forth in Article 13. In the event it is determined that Convenxia has overcharged Yak, Convenxia shall promptly pay to Yak the amount of such overcharge plus interest thereon at the Interest Rate. Further, in the event of an overcharge of five percent (5%) or more, calculated by reference to the aggregate dollar value of the records or transactions reviewed in the course of such inspection, Convenxia shall reimburse Yak for all costs incurred as a result of the inspection or audit.

5.07 Investment Tax Credits

All investment and other tax credits that may be claimed in respect of any Services performed pursuant to a Statement of Work may, be claimed by Yak. Convenxia hereby agrees to provide all reasonable assistance, including the completion and execution of all relevant filings and other documents to assist Yak in such claims.

Article 6 - TITLE AND OWNERSHIP

6.01 Title to Work Products

Yak shall be the exclusive owner of the Deliverables and all worldwide Intellectual Property Rights, in and related thereto, and all such Deliverables and Intellectual Property Rights shall vest in and be owned exclusively by Yak immediately on its creation and regardless of the stage of its completion.

6.02 Conveyance of Rights

For greater certainty, Convenxia hereby assigns any Intellectual Property Rights it has and may hereinafter acquire in any of the Deliverables to Yak. Further, within three (3) Business Days of the Acceptance Date of each Deliverable, or in the event this Agreement or any Statement of Work is terminated prior to the Acceptance Date, within three (3) Business Days of such termination, Convenxia shall deliver to Yak an Assignment to the Deliverables signed by Convenxia and Convenxia Holdings Limited substantially in the form of Schedule D. Where Convenxia subcontracts any of its duties hereunder to a third person, Convenxia shall obtain and deliver to Yak at its own expense from such person a release or conveyance, in form and substance satisfactory to Yak, of any claim of such person in or to the Deliverables. Yak shall have the exclusive right to file applications and obtain and maintain protection and registrations for the Deliverables and Convenxia shall co-operate with Yak and provide all necessary assistance as may be reasonably required by Yak for these purposes. Convenxia shall execute and deliver to Yak, or if a third party’s consent is necessary, obtain at its own expense, all applications, conveyances, acknowledgements, consents and any other documents involving the Deliverables necessary for it to grant to, vest in, and convey to Yak the exclusive Intellectual Property Rights in the Deliverables.

6.03 Pre-Existing Works

(1) In the event Convenxia intends to include any Pre-Existing Works in any Deliverable under a Statement of Work, Convenxia shall identify such Pre-Existing Works in the Statement of Work. Convenxia agrees not to include any Pre-Existing Works in any Deliverable unless such Deliverable is identified as a Pre-Existing Work in the Statement of Work. Except as hereinafter provided, Pre-Existing Works shall be deemed to form part of the Deliverables and all of the provisions hereto shall apply to such Pre-Existing Works.

(2) Notwithstanding Section 6.03(1), Convenxia shall retain all worldwide Intellectual Property Rights in Pre-Existing Works that are identified in a Statement of Work or otherwise agreed by the parties in writing to be a “Pre-Existing Work”. Unless otherwise agreed in a Statement of Work, Yak shall have and Convenxia hereby irrevocably grants to Yak a worldwide, non-exclusive, irrevocable license to Use and Commercially Exploit all Pre-Existing Works in conjunction with the Deliverables and other components of the Yak Solution.

6.04 Third Party Software

(1) In the event Convenxia intends to deliver to Yak, or to include any Third Party Software in any Deliverable, Convenxia shall identify such Third Party Software in the Statement of Work. Convenxia agrees not to include any Third Party Software in any Deliverable unless such Software is identified as Third Party Software in the Statement of Work. Except as hereinafter provided, unless Third Party Software is identified as such in a Statement of Work, the Third Party Software shall be deemed to from part of the Deliverables and all the provisions hereto shall apply to such Third Party Software. Each Statement of Work shall also fully disclose all Third Party Software that is needed in order to Use each Deliverable.

(2) Unless otherwise agreed in a Statement of Work, Convenxia shall deliver to Yak a fully paid-up license granting to Yak a worldwide, non-exclusive, perpetual, and irrevocable license to Use and Commercially Exploit all Third Party Software delivered to Yak or which is incorporated into a Deliverable or that is needed to Use the Deliverables in conjunction with the Deliverables and other components of the Yak Solution.

6.05 Yak Data

All Yak Data shall be and remain the property of Yak.

6.06 License to Convenxia Derivative Works

Convenxia hereby irrevocably grants to Yak a worldwide, non-exclusive, irrevocable license to Use and Commercially Exploit the Convenxia Derivative Works in conjunction with the Deliverables and other components of the Yak Solution.

6.07 Yak Store Software

Convenxia agrees to deliver to Yak as of the Effective Date hereof the Conveyance Agreement substantially in the form of Schedule B to transfer to Yak all Intellectual Property Rights in the Yak Store Software. The parties agree that as of the execution and delivery of the said agreement, Yak will own all right, title and interest including all Intellectual Property Rights in and to the Yak Store Software. It is further agreed that from and after the date hereof, the term “Software” in the Joint Venture Agreement shall be deemed to include the Yak Store Software for all purposes.

6.08 License to Yak Derivative Works

The parties agree that the Yak Derivative Works shall be considered to be “Software” for all purposes in the Joint Venture Agreement. Without limiting the generality of the foregoing, Convenxia will have the rights of exploiting the Yak Derivative Works described in Section 2.0 and 3.0 of the Joint Venture Agreement, subject to the restrictions on marketing, distributing, selling and exploiting the said Software which shall apply thereto. For the avoidance of doubt, the revenue sharing provisions of the Joint Venture Agreement shall apply to revenue received by Convenxia arising from the exploitation of the Yak Derivative Works. Notwithstanding the foregoing, or anything in the Joint Venture Agreement, Convenxia agrees that neither it nor Consortio Inc., nor any of their Affiliates shall, directly or indirectly, market, distribute or sell any products or services, or assist any other persons in developing, marketing, distributing or selling any products or services to provide a Voice Over IP (“VOIP”) services to any customer with a billing address in North or South America, Europe, Middle East, Far East, or Asia for a period of two (2) years from the Acceptance Date of the Deliverables described in Statements of Work No. 2, 3 and 7 or the provision of any services under Statement of Work No. 2, 3, and 7, whichever is the later.

6.09 License to Complete Office

Convenxia hereby grants to Yak a worldwide, non-exclusive, perpetual and irrevocable license to Use the Complete Office Software in conjunction with its business and the business of its Affiliates, partners and joint venture partners. Nothing in this Agreement or any Statement of Work transfers to Yak any of the Intellectual Property Rights in the Complete Office Software (including Improvements or Derivative Works made therefrom developed by or on behalf of Convenxia).

6.10 Further Assurances

Each of the parties hereto shall from time to time execute and deliver all such further documents and instruments (including instruments of conveyance) and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement. Without limiting the generality of the forgoing, Convenxia agrees to assist Yak (at Yak’s expense) to obtain and from time to time enforce its Intellectual Property Rights in the Deliverables, and to that end, Convenxia will execute and cause its employees to execute all documents for use in filing applications and obtaining and maintaining protection and registrations for the Deliverables and enforcing Yak’s Intellectual Property Rights in the Deliverables as Yak may desire, together with any assignments thereof to Yak or persons designated by it.

6.11 Waiver of Moral Rights

Convenxia hereby waives, and would cause the authors of the Deliverables and Licensed Software to waive, unconditionally and irrevocably all of these moral rights and rights of a similar nature in respect of the Deliverables are Licensed Software in each jurisdiction throughout the world, to the extent that such rights may be waived in each respective jurisdiction. Within three (3) Business Days of the Acceptance Date of each Deliverable, or in the event this Agreement or any Statement of Work is terminated prior to the Acceptance Date, within three (3) Business Days of such termination, Convenxia shall deliver to Yak a Waiver of Moral Rights to the Deliverables and Licensed Software signed by Convenxia and by all authors employed or commissioned by Convenxia who created any part thereof in substantially the form of Schedule D.

6.12 Delivery of Deliverables and other Components of the Yak Solution

At any time prior to the Acceptance Date of any Deliverable, during the Warranty Period and during the period in which Convenxia is obligated to provide Yak with Maintenance Services, Convenxia shall, at the request of Yak, provide Yak with one (1) copy of the Deliverables (including all Source Code and Object Code and related Documentation) in all forms at its then current stage of development. Convenxia also agrees to provide to Yak complete copies of all other components of the Yak Solution including one (1) complete copy of the Computer Programs in machine-readable Source Code (except for the Complete Office Software for which Object Code only is provided) and Object Code form and one (1) complete copy of the Documentation by no later than July, 12, 2004. Convenxia agrees to provide to Yak copies of all Improvements and Derivative Works made thereto by or on behalf of Convenxia as part of the warranty service provided with respect thereto and as part of support and maintenance services provided hereunder, as and when same are ready for production use.

ARTICLE 7- CONFIDENTIAL INFORMATION

7.01 Duty of Confidence

Convenxia shall take all reasonable steps to maintain the confidentiality of the Yak Confidential Information and without limiting the generality of the foregoing Convenxia shall both during the term of this Agreement and at any time thereafter (i) not disclose any of the Yak Confidential Information to any person other than for Yak’s purposes without Yak’s prior written consent, (ii) not use any such information for its own purposes or for any purposes other than those of Yak, (iii) obtain a written non-disclosure and proprietary rights agreement in a form substantially in the form of Schedule E in respect of the information referred to in this Section from all persons, including but not limited to all employees of Convenxia who may have access to any of the Yak Confidential Information and Convenxia shall provide Yak with executed copies of all such agreements prior to permitting its employees to commence work on any Statement of Work, (iv) not disclose to any person, other than to employees of Convenxia with a need to know, any information about the Software Convenxia has or is developing for Yak, and (v) establish and maintain security procedures acceptable to Yak to ensure the confidentiality of the Yak Confidential

Information. Convenxia may disclose Confidential Information in accordance with judicial or other governmental orders or requirements, provided Convenxia shall, if reasonably possible, give Yak reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent.

7.02 Third Party Information

Neither Convenxia nor Yak shall disclose to the other any proprietary, confidential, secret, or private information of any third person which it is under a duty not to disclose.

7.03 Privacy

(1) In connection with providing Services hereunder, Convenxia may be provided with or otherwise receive personal information about identifiable individuals including without limitation customer names and other data related to customers including email addresses, financial and billing information (“Personal Information”). Yak shall own all right, title and interest to all Personal Information. Convenxia agrees (i) not to use or collect Personal Information for any purpose other than those related to the performance of Convenxia’s obligations under this Agreement; (ii) to treat Personal Information as the Confidential Information of Yak in accordance with the confidentiality provisions in Section 7.01, and (iii) not to disclose Personal Information except as expressly permitted in this Agreement. In no event will Convenxia transfer any Personal Information to any third party without Yak’s prior written consent.

(2) Convenxia also agrees (i) to establish and maintain adequate security measures to protect the security and confidentiality of Personal Information, including physical, technological and administrative measures; (ii) to immediately forward any individual’s request for access to Personal Information to Yak, and to co-operate with Yak in responding to such access request, including the provision of information regarding the use and disclosure of such Personal Information by Convenxia; (iii) to immediately notify Yak of any complaints received or any notices of investigation or non-compliance from any governmental or regulatory authority or agency related to the collection, use or disclosure of Personal Information, and to co-operate with Yak and assist in any such investigation; (iv) to amend any Personal Information upon Yak’s request; and (v) to rectify any alleged breaches of Convenxia’s confidentiality and protection of Personal Information obligations in the this Agreement. At the close of the business relationship or upon Yak’s request, Convenxia shall cease any and all use of the Personal Information and all copies thereof, and return same to Yak or destroy same in a manner designated by Yak or otherwise agreed by the parties and certify such return/destruction to Yak in the time frame reasonably requested by Yak.

ARTICLE 8 - WARRANTIES AND COVENANTS OF CONVENXIA

8.01 Corporate Capacity of Convenxia

Convenxia represents, warrants and covenants to Yak that:

(1) Convenxia is a corporation duly incorporated, organized and subsisting under the laws of the United Kingdom with corporate power to own its assets and to carry on its business;

(2) Convenxia has good and sufficient power, authority and right to enter into and deliver this Agreement and all Statements of Work, and has and will have the power, authority and right to transfer title to the Deliverables and the Yak Store Software and the Intellectual Property Rights in and related thereto, and to grant the licenses set out herein, to Yak free and clear of all liens, charges and encumbrances;

(3) neither the entering into nor the delivery of this Agreement or any Statement of Work, nor the carrying out of the obligations of Convenxia hereunder, nor the transfer or granting of any rights or licenses to Yak hereunder will result in a violation of: (i) any of the provisions of the constating documents or by-laws of Convenxia; (ii) any agreement or other instrument to which Convenxia or any of its Affiliates is a party or is bound; or (iii) any applicable law or regulation; and

(4) this Agreement constitutes a valid, binding and legally enforceable obligation of Convenxia in accordance with its terms.

8.02 Warranty Related to Deliverables

In addition to any representation, warranty and covenant set out herein or in a Statement of Work, Convenxia represents, warrants and covenants to Yak that the Deliverables created, developed or delivered under the Statement of Work will, upon delivery and during the Warranty Period, (i) meet and comply with the Specifications therefor and be free of all Deficiencies, (ii) be fit the purposes of Yak made known to Convenxia, and (iii) operate compatibly and efficiently with the rest of the Yak Solution and in accordance with any agreed to performance standards on the Systems specified therefore in any Statement of Work or otherwise recommended by Convenxia.

8.03 Warranty on Other Software

(1) Convenxia represents, warrants and covenants to Yak that any component of the Yak Solution, which is used in connection with any Deliverable will, upon delivery and during the Warranty Period for the applicable Deliverable, (i) meet with and comply with the Specifications therefore and be free of all Deficiencies; (ii) operate compatibly and efficiently and in accordance with any agreed to performance standards with the Deliverables and with the Systems specified therefore in any Statement of Work or otherwise recommended by Convenxia.

(2) Without limiting the generality of Section 8.03(1), Convenxia represents, warrants and covenants to Yak that all components of the Yak Solution are also warranted from the date of delivery thereof and during a period six (6) months from first use in production by Yak or the Acceptance Date of the Deliverables with which the component is used, whichever is the later, to (i) meet with and comply with the Specifications therefore and be free of all Deficiencies; (ii) operate compatibly and efficiently and in accordance with any agreed to performance standards and with all other components of the Yak Solution and with the Systems specified therefore in any Statement of Work or otherwise recommended by Convenxia.

8.04 Warranty for Services

Convenxia shall render all Services honestly and in good faith and with the highest possible degree of professionalism, care, skill, diligence and responsiveness and in any case no less than with a reasonable degree of care, skill, diligence and responsiveness consistent with industry standards.

Convenxia will also cause its obligations hereunder to be performed by fully trained, qualified and competent personnel who have the appropriate skills and experience to perform the duties assigned to them.

8.05 Compliance with Law

Convenxia represents, warrants and covenants to Yak that it will provide all Services in compliance with all applicable laws and regulations.

8.06 Warranties Regarding Intellectual Property

Convenxia represents, warrants and covenants that:

(1) the Licensed Software, Yak Store Software and Deliverables will be free and clear of all liens, charges, mortgages, security interests, encumbrances, obligations and interests of third persons and Yak shall have quiet enjoyment thereof;

(2) the Licensed Software, Yak Store Software and Deliverables are and will be original works created only by Convenxia and Convenxia Advisors and Convenxia has procured all consents, licenses, assignments and permissions required in order to enable to fully grant the Intellectual Property Rights and license rights to Yak including the consent from Convenxia Holdings Limited, a copy of which consent is attached hereto as Schedule C;

(3) the Licensed Software, Yak Store Software and Deliverables do not contain and will not contain material which could expose Yak or any licensee or Affiliate or customer to any civil or criminal proceedings;

(4) the Licensed Software, Yak Store Software and Deliverables do not contain or embody and will not be based upon or derived from any Software, or other intellectual property owned by or proprietary to any third person (other than Convenxia Holdings Limited) except for any Third Party Software identified in a Statement of Work which Convenxia has been authorized to use without further payment or restriction;

(5) the Licensed Software, Yak Store Software, and Deliverables and their use by Yak, its licensees, Affiliates and third persons will not infringe or contributorily infringe upon, or violate or involve a misappropriation of an Intellectual Property Right, contractual right or moral right of any third person;

(6) Convenxia has not received any notice from and is not aware of any claim of any third person alleging that all or any part of the Licensed Software, Yak Store Software or any Deliverable or the development thereof or its use does or will infringe or contributorily infringe upon or violate or involve a misappropriation of an Intellectual Property Right, contractual right, or moral right of any person;

(7) Convenxia has not done or omitted to do nor will hereafter do or omit to do any act or thing whatsoever whereby the present or future Intellectual Property Rights in the Licensed Software, Yak Store Software or Deliverables may be invalidated, encumbered, or otherwise prejudicially affected in favour or any third person; and

(8) Convenxia has not and will not grant or purport to grant any other right, title or interest in the Licensed Software, Yak Store Software or Deliverables inconsistent with the rights granted to Yak hereunder.

8.07 Use of Open Source Materials

Convenxia represents, warrants and covenants that (i) Schedule F and the Statements of Work list all Open Source Materials that have been or will be used in developing the Yak Solution and describe the manner in which the Open Source Materials are or will be used, (ii) no Open Source Materials have or will be incorporated into, or combined with the Yak Solution except as described in Schedule F or a Statement of Work, (iii) no Open Source Materials have or will be distributed by Convenxia or its Affiliates or any third party in conjunction with the Yak Solution except as described in Schedule F or a Statement of Work, (iv) it has and will not do any act in relation to Open Source Materials that create, or purport to create, obligations for Yak to grant, or purport to grant, to any third party, any rights or immunities under the Yak Solution (including using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other Software incorporated into, derived from or distributed with such Open Source Materials be (a) disclosed or distributed in Source Code form, (b) be licensed for the purpose of making Improvements or Derivative Works, or (c) be redistributable at no charge) and (v) no part of the Yak Solution (other than the Complete Office Software) is subject to the terms of any license governing any Open Source Materials.

8.08 Use of Third party Tools

Convenxia represents, warrants and covenants that Schedule G lists all Third Party Tools that have been or will be used in developing the Yak Solution. Nothing herein grants to Yak any license to use any of the Third Party Tools set out in Schedule “G”, unless expressly set out herein or in any Statement of Work.

8.09 Correction of Deficiencies

Convenxia agrees to diligently remedy all breaches of the warranties set out in this Article 8 and to use its best efforts to correct all Deficiencies known to it or brought to its attention by Yak prior to the Acceptance Date and during the Warranty Period, provided that Convenxia shall not be obligated to correct Deficiencies which are caused by Improvements made to Deliverables or other components of the Yak Solution by Yak without the approval of Convenxia, all in accordance with the Escalation and Resolution Process to which Convenxia shall comply with.

8.10 Warranty Disclaimer

The warranties of Convenxia contained in this Agreement are in lieu of all other warranties express or implied, including, but not limited to, implied warranties of merchantable quality and fitness for a particular purpose and those arising by statute or otherwise in law or from a course of dealing or usage of trade.

8.11 Public Liability Insurance

Convenxia shall maintain comprehensive policies of public liability and property damage insurance, which will insure Convenxia for all sums Convenxia may become obligated to pay as damages because of injury to persons, damage to or destruction of property, or both, which are caused in the course of carrying out any of its obligations under this Agreement, with limits of not less than one million dollars ($1,000,000) inclusive per occurrence and Yak shall be a named insured under such policies. Upon request by Yak, Convenxia shall provide Yak with proof of the insurance specified in this Section within five (5) Business Days of the request.

8.12 Facilities Security Procedures

Convenxia shall, at the Service Location, implement the security procedures set out in the applicable Statement of Work.

8.13 Conduct of Advisors

Yak and Convenxia shall ensure that their respective Advisors, while at a Service Location of the other, shall comply with reasonable requests, rules and regulations in effect regarding personal and professional conduct (including the wearing of business attire, identification badges or adhering to general security procedures) generally applicable to such work location; and otherwise conduct themselves in a businesslike manner.

ARTICLE 9 - MAINTENANCE SERVICES

9.01 Maintenance Services

Upon the request of Yak, Convenxia will provide Yak with maintenance services (the “Maintenance Services”) after the expiration of the Warranty Period under each Statement of Work. The Maintenance Services shall consist of any and all services necessary to correct Deficiencies in the Deliverables, and in the other components of the Yak Solution known to it or brought to its attention by Yak. The Maintenance Services will be provided in accordance with the Escalation and Resolution Process to which Convenxia shall comply with.

9.02 Improvements

Upon request by Yak, Convenxia agrees to develop Improvements to the Deliverables and the other component of the Yak Solution. The process set out in Article 4 (Change Orders) shall be followed with respect to the request for Improvements.

9.03 Payment for Maintenance Services

Unless otherwise agreed by the parties, Yak agrees to pay Convenxia for providing Maintenance Services and for developing Improvements in accordance with the Time and Material Rates.

ARTICLE 10 - TRAINING SERVICES

10.01 Training

Convenxia shall provide Yak and persons designated by Yak with training and support for the Deliverables, and the other component of the Yak Solution. The amount of such training and support will be as set out in the Statement of Work or otherwise agreed to in writing by the parties. Unless otherwise agreed in a Statement of Work, Convenxia will be compensated for providing training and support services at the Time and Material Rates.

ARTICLE 11 - CONTRACT MANAGEMENT

11.01 Yak Manager

Following the execution of this Agreement by the parties, Yak shall, in consultation with Convenxia, appoint the Yak Manager and shall give notice to Convenxia of the name, address, telephone, fax number and e-mail address of such individual. Except as disclosed in writing to Convenxia, the Yak Manager shall have the power to bind Yak under this Agreement.

11.02 Convenxia Manager

Following the execution of this Agreement by the parties, Convenxia shall, in consultation with Yak, appoint the Convenxia Manager, and shall give notice to Yak of the name, address telephone, fax number and e-mail address of the Convenxia Manager. The Convenxia Manager shall have the power to bind Convenxia under this Agreement.

ARTICLE 12 - INDEMNITIES

12.01 Cross Indemnity

Each party (the “Indemnitor”) will indemnify, hold harmless and defend the other party and the other party’s Affiliates and their directors, officers and employees and agents (the “Indemnitee”) from and against any and all claims, suits or proceedings (i) in respect of loss of, damage to, or destruction of any real or tangible personal property of the Indemnitee caused by any fault, act or omission of the Indemnitor; and (ii) in respect of the bodily injury, including death, of any agent, employee, Advisor of the Indemnitee caused by any fault, act or omission of the Indemnitor; and all associated costs and expenses (including reasonable legal fees disbursements and costs) suffered or incurred by the Indemnitee as a result of any such claim, suit or proceeding.

12.02 Intellectual Property Right Indemnity

Convenxia will indemnify, defend and otherwise hold harmless Yak, its Affiliates and their officers, directors, employees and agents (a “Yak Indemnitee”) in respect of all costs, expenses, losses, damages or liabilities (including legal fees, disbursements and costs) arising from a claim, suit or proceeding made against a Yak Indemnitee which is based on an allegation or claim that a Deliverable, Licensed Software, or Yak Store Software or the use thereof infringes, contributorily infringes, or induces an infringement, of an Intellectual Property Right or moral right of any third person. If in any such suit or proceeding, a court decides that any of the aforesaid intellectual property or the use thereof, or any part thereof, infringes, contributorily infringes or induces an infringement, of an Intellectual Property Right or moral right of a third person, or enjoins a Yak Indemnitee from the use of same, or any part thereof, Convenxia will, upon receiving the consent of Yak, at its own expense, either procure for Yak the right to continue using the Deliverable, Licensed Software, or Yak Store Software, as the case may be, or the part affected, or replace it with a non-infringing substitute having at least equal quality and performance capabilities.

12.03 Conduct of Proceedings

An Indemnitee party intending to seek indemnification under Section 12.01 or 12.02 shall promptly notify the Indemnitor of the claim or claims to which the obligations of indemnification shall apply. The Indemnitor shall be given the opportunity to lead the defense or settlement of such claim or claims upon acknowledging in writing that it is prepared to fulfil its obligations under this Article 12. Otherwise, the Indemnitor will only be entitled to participate in the defense or settlement of such action or proceeding. The Indemnitee shall not settle any action or proceeding without the consent of the Indemnitor, which consent shall not be unreasonably withheld.

12.04 Survival of Representations, Warranties and Covenants

The representations, warranties, indemnities and covenants of Convenxia and Yak set forth herein shall survive the Acceptance Date herein provided for in accordance with the terms of the representations, warranties and covenants.

ARTICLE 13 - DISPUTE RESOLUTION

13.01 Dispute Resolution

(1) In the event of any dispute or disagreement between the parties with respect to: (i) the interpretation of any provision of this Agreement, (ii) the performance of either party under this Agreement, or (iii) any other matter that is in dispute between the parties related to this Agreement, upon the written request of either party, the senior management of each party in question will meet for the purpose of resolving such dispute.

(2) The parties agree to discuss the problem and negotiate in good faith without the necessity of any formal proceedings related thereto. No formal proceedings for the resolution of such dispute may be commenced until one party concludes in good faith that the applicable resolution through continued negotiation of the matter in issue does not appear likely.

13.02 Arbitration

(1) The parties further agree that all disputes hereunder which cannot be settled pursuant to Section 13.01 (any such dispute is referred to here as a “Dispute “) will be settled by final and binding arbitration conducted in accordance with the Ontario International Commercial Arbitration Act, as amended from time to time.

(2) The parties agree that the expeditious resolution of any dispute arbitrated under this section is of paramount importance.

(3) If any party (the “Applicant”) wishes to have a Dispute arbitrated, the Applicant shall provide written notice to the other party (the “Respondent”) specifying the particulars of the Dispute within five (5) Business Days of the Applicant’s decision to have the Dispute arbitrated. (the “Arbitration Notice”).

(4) Within five (5) Business Days of the receipt of the Arbitration Notice by the Respondent, the parties will select a single arbitrator to hear and determine the Dispute. If the parties cannot agree on a single arbitrator, a three person arbitration panel shall be selected. The arbitration panel shall consist of one arbitrator selected by each of the Applicant and Respondent (within a further five (5) Business Days) and a third arbitrator to act as chairperson, chosen by the other two arbitrators (within a further seven (7) Business Days). No person may be selected as an arbitrator unless he or she is independent of the Applicant and Respondent, is a judge or lawyer skilled in the subject matter of the Dispute and is not directly or indirectly carrying on or involved in a business being carried on in competition with the business of any party.

(5) The parties agree that the determination of a form of discovery shall be made within five (5) Business Days after the appointment of the single arbitrator or the arbitration panel, as applicable. If the parties are unable to agree on such form within the specified time period, within a further five (5) Business Days, the single arbitrator or the arbitration panel, as applicable, shall determine the form of discovery, including relevant time periods. Only if the single arbitrator or the arbitration panel, as applicable, determine that discovery is inappropriate in the circumstances, shall there be no discovery. Discovery shall commence within ten (10) Business Days after the form of discovery has been determined. If there is no discovery, the arbitration shall commence within fifteen (15) Business Days after the appointment of the arbitration panel. Notwithstanding the foregoing, each of the parties to the arbitration shall be entitled to production by the other party of documents relevant to the issues in the arbitration.

(6) The arbitration panel shall not limit, expand or modify the terms of this Agreement nor award damages in excess of compensatory damages permitted under this Agreement, and each party waives any claim to such excess damages. The arbitration panel shall not have the right to award any damages in excess of damages that could lawfully be awarded by a court of competent jurisdiction inclusive of interest in accordance with the Courts of Justice Act, 1990 (Ontario). The decision of the arbitration panel shall be made by a majority vote or by the sole arbitrator, as the case may be. In the event of the failure of the arbitration panel to reach a majority decision, the decision of the chairperson shall constitute the decision of the arbitration panel.

(7) The entire arbitration shall not exceed sixty (60) Business Days from the date on which the arbitration panel is constituted under clause (4) above, unless otherwise agreed to by the parties. The single arbitrator or the arbitration panel, as applicable, shall render a decision within twenty (20) Business Days of the completion of the arbitration. The arbitration panel shall issue a written decision containing findings and conclusions on all significant issues. The arbitration panel shall have the right to award legal fees and arbitration costs to the prevailing party as deemed equitable. The venue for the arbitration shall be in the Greater Toronto Area unless otherwise agreed to by the parties in writing. The arbitration shall be in private and shall be conducted in English.

(8) Judgement upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and enforcement thereof, as the law of such jurisdiction may require or allow. The arbitration panel shall have the authority to consolidate any arbitration proceedings hereunder with another arbitration proceeding where it appears to the arbitration panel that there are common questions of law or fact, the relief claimed in the two proceedings arises out of the same transaction or occurrence or series of transactions or occurrences, or make an order that the proceedings be heard at the same time or one immediately after the other, and give such directions as are just to avoid unnecessary costs or delay.

(9) All documents, reports, exhibits and information disclosed by either party or its experts in the arbitration shall be treated by the other party and the arbitrator(s) as confidential and shall not be used for any purpose other than the arbitration. The arbitration award and the reasons therefor shall be treated by both parties and the arbitrator(s) as confidential and shall not be used for any purpose other than the arbitration.

(10) The arbitration panel shall have the right to make any interim, interlocutory or mandatory order or terms and conditions as seems just.

(11) The award shall be final and binding on the parties to the Dispute and shall not be subject to any appeal.

13.03 Disputed Payments

In the event of a dispute between Convenxia and Yak with respect to any amounts that Convenxia claims are owing to it hereunder, Yak will pay to Convenxia all amounts which are not in dispute, and may suspend payment of all amounts that are the subject of the dispute pending resolution of the dispute pursuant to the procedures described in Article 13. Convenxia shall continue to perform all Services until such resolution.

ARTICLE 14 - TERM AND TERMINATION

14.01 Term

(1) The term of this Agreement will commence upon the Effective Date and will continue until July 15, 2015. The term of this Agreement shall be automatically renewed for successive one year terms, on the same terms and conditions as contained herein, provided that any party shall be entitled to give written notice to the other that the terms shall not be renewed, at least six months prior to the expiration of the current term.

(2) Upon expiry of the term of this Agreement, each Statement of Work existing between the parties at such time will continue in full force and effect until the expiry of the term of such Statement of Work.

14.02 Termination on Reasonable Notice

(1) Yak may terminate this Agreement or any Statement of Work, with or without cause and liability, at any time by giving Convenxia six (6) months notice in writing of a termination of this Agreement or thirty (30) days notice in writing of the termination of any Statement of Work. Statements of Work entered into prior to the termination of this Agreement pursuant to this Section 14.02(1) shall survive until the expiration or termination of such Statement of Work. Yak will upon a termination of this Agreement or any Statement of Work pursuant to this Section 14.02 pay Convenxia for the Services performed under this Agreement or the Statement of Work, as the case may be, up to the date of the termination specified in the notice in accordance with the payment provisions of the Payment Schedule.

(2) Yak may also terminate this agreement in the event the Joint Venture Agreement is terminated, effective as of the effective date of the termination of the Joint Venture Agreement.

14.03 Termination of Statement of Work for Default

In the event that either party materially or repeatedly defaults in the performance of any its duties or obligations under any Statement of Work or this Agreement, which default is not substantially cured within thirty (30) days after written notice is given to the defaulting party specifying the default, or, with respect to those defaults which cannot be reasonably cured within thirty (30) days, if the defaulting party fails to proceed with all due diligence to substantially cure the same, then the party not in default, may, by giving written notice thereof to the defaulting party, terminate any Statement of Work affected by the default or this Agreement as of the date specified in such notice of termination.

14.04 Termination by Reason of Insolvency

Either party shall have the right to terminate this Agreement or any Statement of Work by giving written notice to the other party, effective immediately, in the event the other becomes insolvent or bankrupt, or reorganizes its business under or takes advantage of as a debtor any bankruptcy or insolvency laws or shall take steps or have steps taken against it for the winding up or liquidation of its corporate existence, or shall have a receiver, trustee, liquidator, or other officer appointed for its property and such receiver, trustee, liquidator or other officer is not removed within thirty (30) days of its appointment.

14.05 Termination Assistance

(1) Upon the expiration or termination of a Statement of Work Convenxia will co-operate with Yak, to effect transition of the Services to one or more third party service providers provided all undisputed payments are timely made to Convenxia. The parties will use all reasonable efforts to allow Yak to accomplish the transfer or assumption of the Services as soon as reasonably practicable after the termination date, provided that the termination assistance period will end not less than three (3) months and not more than six (6) months after the termination date, or as otherwise agreed in writing by the parties (the “Transition Period”).

(2) In order to facilitate the transition of the Services, the parties shall, in good faith and with all reasonable diligence, develop a transition plan (the “Transition Plan”). The Transition Plan will address issues such as the sharing of information and documentation, details of transfer of Systems, modifications to the Services or Fees during the Transition Period, and the responsibilities of each of the parties related thereto.

(3) During the Transition Period Yak will continue to pay the Fees for Services received. It will also pay for the termination assistance at the Time and Material Rates. Invoices for Services during the Transition Period will be rendered monthly in arrears and shall be paid within thirty (30) days of receipt of same.

14.06 Return of Property

On the Acceptance Date of each Deliverable, and in the event this Agreement or any Statement of Work is terminated for any reason, Convenxia agrees forthwith to return to Yak all Yak Confidential Information, books, documents, records and other property belonging to Yak or for which Yak is liable to others, which are in the possession, charge, control or custody of Convenxia.

14.07 Survival

The parties hereto agree that the provisions hereof requiring performance or fulfilment after the expiry or earlier termination of this Agreement or any Statement of Work shall survive such expiry or earlier termination. The provisions of Articles 6, 7, 9 (for a period of one year following termination), 12 and 13, and Sections 3.01, 5.06, 8.02, 8.03, 8.06, 8.07, 14.05, 14.06, 15.03, and 15.06 shall survive the termination of this Agreement or any Statement of Work for any reason.

14.08 Rights and Remedies

All rights and remedies of either party under this Agreement shall be cumulative and may be exercised singularly or concurrently.

ARTICLE 15 - GENERAL

15.01 Independent Contractors

The relationship between the parties constituted by this Agreement is intended and is to be construed as of that of independent contracting parties only and not that of partnership, joint venture, agency or any other association whatsoever. Nothing whatsoever contained herein shall constitute either party as having the authority to bind the other in any manner whatsoever, and nothing whatsoever contained herein shall give or is intended to give any rights of any kind to any third party.

15.02 Time of the Essence

Time shall be of the essence of this Agreement and all Statement of Works

15.03 Assignment

Convenxia may not assign this Agreement or any of Convenxia’s rights, benefits or obligations hereunder (other than the right to receive payment), without the prior written consent of Yak. This

Agreement and all of the rights, benefits and obligations of Yak hereunder may be assigned without the prior written consent of Convenxia. This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

15.04 Force Majeure

If the performance of this Agreement, or of any obligation hereunder, is interfered with by fire, explosion, an act of God, war, revolution, civil commotion or an act of public enemies, then the party affected will be excused from performance on a day-to-by basis to the extent of such interference and the other party will likewise be excused from performance of its obligations on a day-to-day basis to the extent such party’s obligations relate to the performance so interfered with, provided that the party so affected uses reasonable efforts to remove such causes of non-performance and provided performance is not delayed by more than two (2) months.

15.05 Amendments and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

15.06 Notices

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

To:	Yak Communications (Canada) Inc.
55 Town Centre Suite 610 Scarborough, ON M1P 4X4 Canada

Attention:	Charles Zwebner

Phone:	(416) 296-7111
Facsimile No:	(416) 279-1372

To:	Convenxia Limited

Attention:	Orchard Lea, Winkfield Lane, Winkfield, Berkshire, SL4 4RU, United Kingdom

Phone:	44-1344-887-603
Facsimile No:	44-1344-887-604

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during the Business Hours of the recipient and on the Business Day during which such Business Hours next occur if not given during such hours on any day.

15.07 Severability

If a court or other lawful authority of competent jurisdiction declares any provision, Article or Section of this Agreement invalid, illegal or unenforceable, this Agreement will continue in full force and effect with respect to all other provisions, Articles and Sections and all rights and remedies accrued under such other provisions, Articles and Sections will survive any such declaration.

15.08 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Any legal proceedings relating to the subject matter of this Agreement shall be submitted to the exclusive jurisdiction of the courts located in the Province of Ontario and the parties hereby attorn to the jurisdiction of such courts. Service of process in any proceeding may be undertaken by giving notice to the respective party in the manner prescribed by this Agreement.

15.09 Entire Agreement

This Agreement and all Statement of Works constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement on the day first set out above.

YAK COMMUNICATIONS (CANADA) INC.

By:	/s/ Charles Zwebner

CONVENXIA LIMITED

By:	/s/ Raymond Cheng

SCHEDULE “A”

SAMPLE STATEMENT OF WORK

Yak Communications (Canada) Inc.

55 Town Centre, Suite 610

Scarborough, Ontario, M1P 4X4

Canada

(“Yak”)

Statement of Work No. !

This Statement of Work is made pursuant to a Professional Services Agreement between Yak and Convenxia Limited (“Convenxia”) made as of the • day of • , 200• (the “Agreement”). All of the provisions of the Agreement are incorporated into this Statement of Work. In addition, the following provisions shall be applicable to this Statement of Work.

1. Term: The Effective Date of this Statement of Work is the • day of • , •.

2. Services: The Services to be provided under this Statement of Work are the following:

[Insert here the Software to be developed and the Services to be provided]

3. Deliverables: The following are the Deliverables to be developed and delivered under this Statement of Work:

[Insert here items to be delivered]

4. The Deliverables will be developed and delivered in accordance with the following milestones (the “Implementation Schedule”):

[Insert here the milestones to be completed and the dates for completion of each milestone in the project]

5. Fees: The fees for the project will be the following:

[Insert here the applicable charges]

6. Yak will pay for the services under this Statement of Work on the accomplishment of the following milestones (the “Payment Schedule”):

[Insert here the milestones upon which payments will be made and the amount to be paid on the accomplishment of each milestone]

7. Personnel: The personnel to be assigned to the Project are:

8. Specifications: The following are the Specifications for the Deliverables:

•	[insert here any Specification for the Deliverables]

9. Documentation: The following Documentation will be delivered pursuant to this Statement of Work:

•	[insert a list of Documents to be provided together with any standards governing the Documentation.]

10. The following acceptance tests, acceptance test criteria and testing methodologies will be used to test the Deliverables:

•	[insert a description of the Testing Methods.]

11. The following are the Convenxia Systems to be acquired by Convenxia. •

12. The following are the Yak Systems to be made available by Yak to enable Convenxia to provide the Services: •

13. Sub-subcontracting: Convenxia may subcontract the following services to the following subcontractors:

14. The following are the Maintenance Services to be provided in conjunction with the Deliverables:

•	[insert these processes here]

15. The following are the response time and escalation processes for Maintenance Services to be provided:

•	[insert these processes here]

16. The following are the Training and Support services to be provided: •

17. Implementation Consents: Each party will be responsible for obtaining the following Implementation Consents:

YAK	CONVENXIA

[insert here any specific provisions not dealt with above or in the Agreement]

18. The following are the Open Source Materials that are used in or as part of, or that are linked to the Deliverables:

[Describe here the Open Source Materials that are used in or as part of the Deliverables and an description as to how they are used]

19. The following are the Third Party Tools that have been used to develop or operate the Yak Solution or which are linked to the Yak Solution to enable same to operate as intended:

[Describe here the Third Party Tools and an description of how they are used]

20. Capitalized terms in this Statement of Work shall have the meanings ascribed to them in the Software Development Agreement.

21. This Statement of Work and the Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no provisions or collateral agreements express, implied or statutory, between the parties other than as expressly set forth in this Statement of Work and the Agreement.

In Witness Whereof the parties have executed this Statement of Work as of the • day of     •     , • .

YAK COMMUNICATION INC.	CONVENXIA LIMITED

Per:	Per:

SCHEDULE “B”

CONVEYANCE TO YAK STORE SOFTWARE

THIS AGREEMENT made as of the 7th day of April, 2004.

BETWEEN:

CONVENXIA LIMITED, a corporation under the laws of the United Kingdom

(hereinafter referred to as “Convenxia”)

and

CONVENXIA HOLDINGS LIMITED., a corporation under the laws of the United Kingdom

(hereinafter referred to as “CHL”)

(Convenxia and CHL are jointly referred to as “Seller”)

and

YAK COMMUNICATIONS (CANADA), INC., a corporation incorporated under the laws of the Province of Ontario, Canada

(hereinafter referred to as “Buyer”)

WHEREAS Convenxia has agreed to sell, assign and convey to the Buyer the software known as the “Yak Store Software”, which software is more particularly described in Schedule A (the “Software”);

AND WHEREAS CHL is the owner of the Software.

AND WHEREAS for valuable consideration paid to the Seller by the Buyer (the receipt and sufficiency of which is hereby acknowledged) the Seller agrees to transfer all of the right, title and interest in the Software to the Buyer.

NOW THEREFORE, the Seller hereby absolutely and irrevocably transfers, sells, conveys, assigns (with full title guarantee under the UK Law of Property (Miscellaneous Provision) Act 1994) and delivers onto the Buyer, its successors and assigns, and the Buyer hereby acquires and accepts, all of the Seller’s right, title and interest including copyright and other intellectual property rights in all of the Software, to have and to hold such Software hereby transferred, sold, conveyed, assigned and delivered and all right, title and interest of the Seller thereto and therein unto and to the use of the Buyer, its successors and assigns.

1. The Seller hereby covenants, represents and warrants that the Buyer is now rightfully and absolutely possessed of and entitled to the Software and has good right, title and authority to assign, sell, transfer and convey such assets onto the Buyer, its successors and assigns, according to the true intent and meaning of these presents and that the Buyer shall immediately upon the execution and delivery of these presents have possession of and may from time to time and in all times hereafter peaceably and quietly have, hold, possess and enjoy the Software and every part thereof to and for its own use and benefit without any manner of hindrance, interruption, molestation, claim or demand whatsoever and with good and marketable title thereto, free and clear and absolutely released and discharged from and against all former and other bargains, sales, gifts, grants, assignments, mortgages, pledges, security or other interests, adverse claims, liens, charges and encumbrances of any nature or kind whatsoever.

2. The Seller further covenants and agrees with the Buyer, its successors and assigns that it will from time to time and at all times hereinafter, upon every reasonable request of the Buyer, its successors or assigns, make, do and execute or cause or procure to be made, done and executed all such further acts, deeds, assurances and other instruments as may be reasonably required by the Buyer, its successors or assigns, whether for more effectually and completely vesting in the Buyer, its successors or assigns, the Software hereby sold, assigned, transferred or conveyed in accordance with terms hereof or for the purpose of registration or otherwise.

3. The Seller on behalf of itself and its successors hereby appoints the President and the Secretary for the time being of the Buyer and each of them, as the attorneys and attorney of the Seller to do, sign and execute all acts, deeds, assurances and other instruments which in the discretion of the said attorneys or attorney may be necessary or desirable for the purpose of vesting in the Buyer, its successors or assigns, the Software hereby sold, assigned, transferred and conveyed by the Seller. Such power of attorney, being coupled with an interest shall not be revoked by the dissolution, surrender of charter, winding up, bankruptcy or insolvency of the Buyer or the Seller and may be exercised in the name and on behalf of the successors and assigns of the Seller.

4. To the extent that any of the Software to be transferred to the Buyer, or any claim, right or benefit arising under or resulting from the Software (collectively, the “Rights”) is not capable of being transferred without the approval, consent or waiver of any third party, or if the transfer of a Right would constitute a breach of any obligation under, or a violation of, any applicable law unless the approval, consent or waiver of such third party is obtained or an appropriate consent, licence or approval is obtained by the Buyer prior to the transfer of such Rights, then, except as expressly otherwise provided herein, and without limiting the rights and remedies of the Buyer contained elsewhere herein, this Agreement shall not constitute an agreement to transfer such Rights unless and until such approval, consent or waiver has been obtained. Until all such Rights are transferred to the Buyer, the Seller shall:

(a)	maintain its existence and hold such Rights in trust as bare trustee for the Buyer;

(b)	comply with the terms and provisions of such Rights as agent for the Buyer for the Buyer’s benefit;

(c)	cooperate with the Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Rights to the Buyer; and

(d)	enforce, at the request of the Buyer, any rights of the Seller arising from such Rights against any third party, including the right to elect to terminate any such Rights in accordance with the terms of such Rights upon the written direction of the Buyer.

5. In order that the full value of the Rights may be realized for the benefit of the Buyer, the Seller shall, at the request and under the direction of the Buyer, in the name of the Seller or otherwise as the Buyer may specify, take all such action and do or cause to be done all such things as are, in the opinion of the Buyer, necessary or proper in order that the obligations of the Seller under such Rights may be performed in such manner that the value of such Rights is preserved and enures to the benefit of the Buyer, and that any moneys due and payable and to become due and payable to the Buyer in and under the Rights are received by the Buyer. The Seller shall promptly pay to the Buyer all moneys collected by or paid to the Seller in respect of every such Right.

6. The Seller hereby assigns to the Buyer the benefit of all warranties, guarantees, representations, service contracts or other agreements of any nature whatsoever (“Warranties”) which the developers of the Software or any other party may have made or given in respect of the Software or any part thereof; and the Seller hereby irrevocably constitutes and appoints the Buyer or its agent, in the name of and on behalf of the Seller, to make and enforce from time to time any claim or claims under, arising out of or related to the Warranties. The Buyer shall be entitled to use the name of the Seller in any such claim, action, suit or proceeding and the Seller shall on request co-operate fully with the Buyer and furnish promptly to the Buyer all assistance, evidence and information required to facilitate the Buyer’s claim or claims aforesaid. The Buyer shall only use the name of the Seller where reasonably necessary in any such claim, action, suit or proceeding.

7. The rights and remedies conferred under this Agreement are not intended to be exclusive of any other rights or remedies available to either the Buyer or Seller in connection with the breach or failure of any of the covenants, warranties, representations or other obligations of the other party given in this Agreement, and nothing contained in this Agreement shall be construed in any manner as restricting or derogating from any other such rights or remedies.

8. The parties hereto shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

9. The provisions of this Agreement shall enure to the benefit of and be binding upon the successors and assigns of the parties hereto.

10. This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the laws of Canada in force in the Province of Ontario.

IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first written above.

CONVENXIA LIMITED

By:
Name:
Title:

CONVENXIA HOLDINGS LIMITED

By:
Name:
Title:

YAK COMMUNICATIONS (CANADA) INC.

By:
Name:
Title:

Schedule A

The Yak Store Software

SCHEDULE “C”

CONSENT AND PERFORMANCE GUARANTEE

OF CONVENXIA HOLDINGS LIMITED

TO:	Convenxia Limited

AND TO: Yak Communications (Canada) Inc.

WHEREAS Convenxia Limited (“Convenxia”) and Yak Communications (Canada) Inc. (“Yak”) intend to enter into a Professional Services Agreement and related Statements of Work and associated agreements, exhibits and schedules referred to therein (the “Agreement”).

AND WHEREAS pursuant to an agreement between Convenxia and Convenxia Holdings Limited (“CHL”), CHL is the owner of the copyright and other intellectual property rights in computer software and other intellectual property developed by Convenxia.

AND WHEREAS pursuant to the Agreement Convenxia has agreed to grant to Yak license rights in and to the Licensed Software (as that term is used in the Agreement) and to transfer and convey the copyright and other intellectual property rights in and to the Deliverables and the Yak Store Software (as those terms are used in the Agreement).

AND WHEREAS, CHL has agreed to guarantee performance by Convenxia of the Agreement.

AND WHEREAS CHL will benefit from Convenxia entering into the Agreement and associated contract documents with Yak.

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) CHL hereby agrees as follows:

1.	Capitalized terms not defined herein have the meanings given to them in the Agreement.

2.	CHL hereby consents to Convenxia entering into the Agreement with Yak.

3.	Without limiting the generality of the foregoing, CHL consents to Convenxia making the grants of licenses and the conveyance and transfer of rights to Yak set out in or contemplated by the Agreement. To the extent necessary, CHL hereby grants to Convenxia all necessary power, authority and right to enter into and deliver the Agreement (including all Statements of Work and associated agreements, exhibits and schedules) including the conveyance to the Yak Store Software, and the Assignment and Waiver of Moral Rights contemplated by the Agreement.

4.	CHL represents, warrants and covenants to Yak that:

(a)	It has not and will not grant or purport to grant any other right, title or interest in the Licensed Software, Yak Store Software or Deliverables inconsistent with the rights granted to Yak under the Agreement;

(b)	It will not do or omit to do any act or thing whereby the present or future Intellectual Property Rights in the Licensed, Software Yak Store Software or Deliverables may be invalidated, encumbered, or otherwise prejudicially affected in favour of any third person; and

(c)	It will not do or omit to do anything which could result in the termination or expiration of Yak’s right to use the Licensed Software.

(d)	It will be bound by the covenant set out in Section 6.08 of the Agreement.

5.	CHL hereby unconditionally and irrevocably undertakes and agrees with and for the benefit of Yak to cause the due and punctual performance and observance by Convenxia (and its successors and assigns) of all of Convexia’s obligations under the Agreement in accordance with the respective terms thereof, including performance of all Services now or hereinafter constituting all or a part of Services. The liability of CHL hereunder shall be absolute and unconditional and shall not be affected by:

(a)	any lack of validity or enforceability of any agreement between Convexia and Yak;

(b)	any change in the time, manner or place of or scope of the Services undertaken pursuant to the Agreement or the failure on the part of Convexia to carry out any of the Services under the Agreement;

(c)	the bankruptcy, winding-up, liquidation, dissolution or insolvency of Convexia;

(d)	any lack or limitation of power, incapacity or disability on the part of Convexia or of the directors or agents thereof or any other irregularity, defect or informality on the part of Convexia in its provision of the Services to Yak;

(e)	change of name, objects, capital or constitution of CHL, Convexia or Yak, and if Convexia shall amalgamate or merge with one or more other corporations, this agreement shall continue to apply to the corporation continuing from the amalgamation or merger; or

(f)	any other law, regulation or other circumstance which might otherwise constitute a defence available to, or a discharge of, CHL in respect of any obligation hereunder.

6.	If any of the Services are not performed by Convexia for any reason whatsoever, CHL will, as a separate and distinct obligation, carry out, or cause to be carried out, such obligation and indemnify, defend and save harmless Yak from and against all damages and losses resulting from the failure of Convexia to perform the Services, provided that CHL receives written notice of the failure of Convexia and provided that Yak makes a written demand under this guarantee to CHL.

7.	The liability of CHL hereunder shall not be released, discharged, limited or in any way affected by anything done, suffered or permitted by Yak in relation to the Agreement in connection with any duties or liabilities of Convexia to Yak. Without limiting the generality of the foregoing and without releasing, discharging, limiting or otherwise affecting in whole or in part CHL’s liability hereunder, without obtaining the consent of or giving notice to CHL, Yak may vary or change the

Services in accordance with the Agreement and, without exonerating in whole or in part Yak may grant time, renewals, extensions, indulgences, releases and discharges to Convexia, and otherwise deal with Convexia as Yak may see fit.

8.	Yak shall not be bound or obligated to exhaust its recourse against Convexia or any other person or any security or collateral it may hold or take any other action before being entitled to demand performance from CHL hereunder.

9.	This agreement will ensure to the benefit of and be binding upon the successors of CHL and Yak. This agreement may also be assigned by Yak to a third party in connection with the assignment of the Agreement.

10.	This agreement constitutes the entire agreement between CHL and Yak with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between such parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties except as expressly set forth herein. Yak shall not be bound by any representations or promises made by Convexia to CHL and possession of this agreement by Yak shall be conclusive evidence against CHL that this agreement was not delivered in escrow or pursuant to any agreement that it should not be effective until any condition precedent or subsequent has been complied with.

11.	No amendment to this agreement will be valid or binding unless set forth in writing and duly executed by CHL, Convenxia and Yak. No waiver of any breach of any provision of this agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

12.	If a court or other lawful authority of competent jurisdiction declares any provision, Article or Section of this Consent invalid, illegal or unenforceable, this agreement will continue in full force and effect with respect to all other provisions, Articles and Sections and all rights and remedies accrued under such other provisions, Articles and Sections will survive any such declaration.

13.	This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Any legal proceedings relating to the subject matter of this agreement shall be submitted to the exclusive jurisdiction of the courts located in the Province of Ontario and the parties hereby attorn to the jurisdiction of such courts. Service of process in any proceeding may be undertaken by giving notice to the respective party in the manner prescribed by this agreement.

IN WITNESS WHEREOF this indenture has been executed by the parties.

CONVENXIA LIMITED

By:
Name:
Title:

CONVENXIA HOLDINGS LIMITED

By:
Name:
Title:

YAK COMMUNICATIONS (CANADA) INC.

By:
Name:
Title:

SCHEDULE “D” - ASSIGNMENT AND WAIVER OF MORAL RIGHTS

ASSIGNMENT

TO:	YAK COMMUNICATIONS (CANADA) INC. (“Yak”)

RE:	Professional Services Agreement dated the • day of •, 200•, between Convenxia Limited and Convenxia Holdings Limited, companies with their head offices located at • (jointly “Convenxia”) and Yak, a company with a head office at 55 Town Centre, Suite 610, Scarborough, Ontario, Canada M1P 4X4 (the “Agreement”)

1. Definitions

Whenever used in this Assignment or any Schedule hereto, unless something in the subject matter or context is inconsistent therewith, capitalized terms shall have the respective meanings ascribed to them in the Agreement.

2. Assignment

In consideration of the payment of the sum of Two Dollars ($2.00) and other good and valuable consideration (the adequacy and sufficiency of which are hereby acknowledged) now paid by Yak to Convenxia, Convenxia, for itself, and for its successors, assigns, and legal representatives hereby confirms that it has sold, assigned, granted and transferred, and hereby sells, assigns, grants and transfers unto Yak the Deliverables created, developed, generated, conceived, authored, or produced under Statement of Work No. • a description of which is contained in Exhibit A attached hereto to the Agreement and all of Convenxia’s worldwide Intellectual Property Rights in and related to the said Deliverables, and all rights to sue infringers and obtain relief including recover damages for any past, present or future infringement of any Intellectual Property Right in the said Deliverables.

3. Further Assurances

Convenxia shall, from time to time, at the request of Yak execute such further assurances as Yak shall reasonably require.

4. Governing Law

This Assignment shall be governed by and construed in accordance with the laws of the Provincial of Ontario.

5. Severability

If any provision of this Assignment is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

In Witness Whereof Convenxia has executed this Assignment on the •    day of , 2004.

CONVENXIA LIMITED

By:

CONVENXIA HOLDINGS LIMITED

By:

EXHIBIT A

DESCRIPTION OF DELIVERABLES

WAIVER OF MORAL RIGHTS

TO:	YAK COMMUNICATIONS (CANADA) INC. (“Yak”)

RE:	Professional Services Agreement dated the • day of •, 200•, between Convenxia Limited (“Convenxia”) and Yak (the “Agreement”)

1. Definitions

Whenever used in this Waiver or any Schedule hereto, unless something in the subject matter or context is inconsistent therewith, capitalized terms shall have the respective meanings ascribed to them in the Software Development Agreement.

2. Waiver of Moral Rights

In consideration of the sum of two dollars ($2.00) and other good and valuable consideration (the adequacy and sufficiency of which are hereby acknowledged) now paid by Yak to the undersigned, the undersigned hereby waives in favour of Yak and Yak’s successors, assigns and licensees, all of the undersign’s moral rights and droits de suite and rights of a similar nature in respect of the Deliverables in each jurisdiction throughout the world, including without limitation the moral rights prescribed by the Copyright Act of Canada, to the full extent that such rights may be waived in each respective jurisdiction.

3. Further Assurances

The undersigned shall, from time to time, at the request of Yak execute such further assurances as Yak shall reasonably require.

4. Governing Law

This Waiver shall be governed by and construed in accordance with the laws of the Province of Ontario.

5. Severability

If any provision of this Waiver is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

In Witness Whereof the undersigned has executed this Waiver on the •    day of •        , 2004.

•

(seal)

SCHEDULE “E”

NON-DISCLOSURE AND PROPRIETARY RIGHTS AGREEMENT

THIS AGREEMENT made as of •     day,             , 200•;

BETWEEN:

•     (“•”) a duly incorporated company with its head office at • [or an individual residing at • ]

(hereinafter referred to as “Recipient”)

and

YAK COMMUNICATIONS (CANADA) INC., a duly incorporated company with its head office at 55 Town Centre, Suite 610, Scarborough, Ontario, M1P 4X4, Canada

(hereinafter referred to as “Yak”)

WHEREAS:

(1) Yak and Convenxia Limited (“Convenxia”) are parties to a Professional Services Agreement dated the • day of •, 200• (the “Agreement”);

(2) The Recipient has been retained by Convenxia and may have access to Yak Confidential Information the public disclosure of which may be highly detrimental to the best interests of Yak and which may cause it irreparable harm; and

(3) It is a condition of Yak’s permitting the Recipient to have access to the Yak Confidential Information that the Recipient agrees to maintain the confidentiality of the Confidential Information.

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and the payment by Yak to the Recipient of the sum of TWO DOLLARS ($2.00) and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto agree as follows:

ARTICLE 1- INTERPRETATION

1.01 Definitions

Whenever used in this Agreement or in any Recital herein, unless something in the subject matter or context is inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

(a)	“Computer Programs” includes source code listings in machine readable form, object codes in machine readable form, and related material that would enable a computer program to be produced, created, or compiled and includes program files, data files, interfaces, routines, and computer related data;

(b)	“Documentation” means technical data and documentation, however recorded, including computer listings and printouts, which (i) documents the design or details of Computer Programs, (ii) explains the capabilities of Computer Programs, or (iii) provides operating instructions for using Computer Programs to obtain desired results from a computer and includes flow charts, designs pseudo-code, algorithms, specifications, processes and formulae;

(c)	“Engagement” means the period of time during which the Recipient provides, provided or carried out services for or on behalf of Convenxia in the creation of Deliverables pursuant to the Agreement;

(d)	“Yak Confidential Information” means confidential, private, or secret information regardless of form or method of the recording, if recorded, of or relating to (i) the software, including software under development, and all secrets, trade secrets, know-how, ideas and processes of and related to the software, documentation and Statements of Work, (ii) information received by Yak from third persons to whom Yak owes a duty of confidence, (iii) compilations of data or information of Yak, (iv) proprietary and financial information of Yak, including prices, sales information, terms of contracts with customers, discounts, costs, the names of Yak’s suppliers and customers, (v) Yak’s business methods and practices, (vi) any Computer Programs or Documentation or other materials, whether tangible or intangible, provided to Convenxia pursuant to the Agreement or any Statement of Work, and (vii) such information as Yak may from time to time designate as being included in the expression “Yak Confidential Information”, but does not include information that is in the public domain, or information that falls into the public domain, unless such information falls into the public domain by disclosure or other acts of Convenxia, or through the fault of Convenxia;

(e)	“Improvements” means changes, modifications, improvements, enhancements, additions to or derivative works based on the Deliverables created or developed by Convenxia pursuant to this Agreement;

(f)	“Intellectual Property Rights” means all intellectual and industrial property rights including all rights to copyrights, patents and inventions, industrial designs, design rights, trade-marks, trade names, service marks and similar rights, and rights in trade secrets and information of a confidential nature, integrated circuit and topography rights and all other proprietary rights.

ARTICLE 2 - NON-DISCLOSURE

2.01 Non-Disclosure

The Recipient shall take all reasonable steps to maintain the confidentiality of the Yak Confidential Information and without limiting the generality of the foregoing the Recipient shall (i) (both during the continuance of the Engagement of the Recipient and at any time thereafter) not disclose any of the Yak Confidential Information to any person other than for Yak’s purposes without Yak’s prior written consent, (ii) not use any such information for the Recipient’s own purposes or for any purposes other than those of Yak, and (iii) comply with the security procedures of Convenxia and Yak in and related to the Deliverables.

2.02 Third Party Information

The Recipient shall not use, employ, or disclose to Yak or Convenxia for use in any Project for Yak any confidential, secret, or private information of any third person, which the Recipient is under a duty not to use, employ or disclose.

2.03 Enforcement of Confidentiality Obligations

The Recipient confirms that all restrictions in this Agreement are reasonable and valid and all defences to the strict enforcement thereof, including enforcement by means of an interim or interlocutory injunction, by Yak are waived by the Recipient.

ARTICLE 3 - INTELLECTUAL PROPERTY RIGHTS

3.01 Intellectual Property Rights

Yak shall be the exclusive owner of all Intellectual Property Rights in the Deliverables created, developed, generated, authored, conceived, reduced to practice, or produced by the Recipient, or created, developed, generated, authored, conceived, reduced to practice, or produced by the Recipient jointly or with the contribution or assistance of others, during or arising out of or in the course of the Engagement of the Recipient. For greater certainty, the Recipient assigns to Yak any and all Intellectual Property Rights that the Recipient now has or may hereinafter acquire in the Deliverables.

3.02 Waiver of Moral Rights

The Recipient agrees to waive and hereby waives, any and all of the Recipient’s moral rights and droits de suite and rights of a similar nature the Recipient now or in the future may have in the Deliverables in each jurisdiction throughout the world, including without limitation the moral rights prescribed by the Copyright Act of Canada, to the full extent that such rights may be waived in each respective jurisdiction in any work created during the course of the Engagement (including existing works and works which may come into existence after the date hereof). All works created, in whole or in part, by the Recipient may be maintained, changed, modified, and/or adapted by Yak without the consent of the Recipient. At the request of Yak, Recipient agrees to deliver to Yak a waiver of moral rights in form and substance satisfactory to Yak signed by all authors of any work created during the course of the Engagement.

3.03 Further Assurances

Yak shall have the exclusive right to file applications and obtain and maintain protection and registrations for the Deliverables and Recipient shall co-operate with Yak and provide all necessary assistance as may be reasonably required by Yak for these purposes. The Recipient shall from time to time execute and deliver all such further documents and instruments (including instruments of conveyance and waivers of moral rights) and do all acts and things as Yak may, at any time, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

ARTICLE 4 - GENERAL

4.01 Number

In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

4.02 Benefit of Agreement

This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Recipient.

4.03 Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

4.04 Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

4.05 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of the Canada applicable therein. Any legal proceedings relating to the subject matter of this Agreement shall be submitted to the exclusive jurisdiction of the courts located in the State of Ontario and the parties hereby attorn to the jurisdiction of such courts. Service provided in any proceeding may be undertaken by giving notice to the respective party in the manner prescribed by this Agreement.

4.06 Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto.

4.07 Copy of Agreement

The Recipient hereby acknowledges receipt of a copy of this Agreement duly signed by Yak.

IN WITNESS WHEREOF the parties have executed this Agreement.

SIGNED, SEALED AND DELIVERED
in the presence of: )
)
)
)

(Recipient’s Name)

YAK COMMUNICATIONS (CANADA) INC.

By:

Schedule F and G - Open Source Materials and Third Party Tools

Components of the Yak Solution are intended to run using the Open Source Materials that are referred to in each SOW attached to the Agreement. In all of the components of the Yak Solution that are owned by Yak including all Deliverables, the Yak Store Software, Yak Software, Yak Derivative Works where Open Source Materials components have been used, the use has been such as to conform to all appropriate licences and in such a manor so as not to create, or purport to create, obligations for Yak to grant, or purport to grant, to any third party, any rights or immunities that require that such materials be (a) disclosed or distributed in Source Code form, (b) be licensed for the purpose of making Improvements or Derivative Works, or (c) be redistributable at no charge. Also no part of such components of the Yak Solution is subject to the terms of any license governing any Open Source Materials.

Portions of The Yak Solution are intended to run on environments or in conjunctions with Open Source Materials .The uses are described in SOWs attached to the Agreement. In addition, the Yak conferencing software front end is built on Struts an Open Source web frame work. Struts has enabled Convenxia to reduce the effort required to build a robust user interface without the need for run time licensing. All the above Convenxia code uses either Apache or Tomcat web servers running on Linux operating system all of which are Open Source Materials. The use of these Open Source Materials in no ways effects or limits YAK Intellectual Property Rights or grants any third person any right to use or distribute any Yak owned intellectual property.

The backend of YAK Conferencing is J2EE compliant. J2EE is an enterprise framework from Sun micro systems. The implementation of J2EE used is JBoss which is an Open Source J2EE application server. There is no runtime, end user or connection licensing associated with JBoss.

Complete Office Web Tools does not contain any Open Source Materials

The Yak Software including the YAK web store, Knowledge base, Call Centre do not contain any Open Source Materials.

The Third party Tools are described in each SOW.

In addition, Yak Conference was built using the Eclipse development tool.

Schedule H

Complete Office Software (aka CVX Complete Office)

by Convenxia

CVX Complete is a family of on-demand, pay as you go web based applications. These applications will dramatically improve the way a home office to SME can communicate and collaborate.

At launch, these applications include the following:

CVX Complete Web (aka Complete Office Software-Web Tools) –

An online tool to empower SME’s to create professional web sites that can rival sites custom designed by high-end design agencies in terms of look and feel and outperform most in terms of functionality and robustness. All of our CVX Web Tools customers enjoy the use of world class hosting facilities at Savvis, offering high availability, scalability and 7x24x365 monitoring services.

CVX Web Tools customers also have the ability to perform search engine optimization and view on line site statistics on demand.

CVX Complete Intranet -	A collection of tools for customers to build best of breed intranets.

CVX Complete Office Basic -	Collaborative tools for the SME including document library, shared calendar, shared contacts and seamless integration with the YAK WorldCity VoIP phone and unified messaging solution.

The CVX Complete Office also includes a Content Management System.

The CVX Complete Office Software family of products will be enhanced in Q4, 2004 to include CVX Complete Office Personal, Premium and Enterprise edition. These new editions will significantly improve the functionalities of the Basic edition and will include features like sales force automation, web store and help desk facilities. These will be provided to Yak when complete together with other Improvements and Derivative Works when they become available.

Schedule I

Implementation Schedule

Schedule J

Escalation and Resolution Process

Where Convenxia has an obligation to provide any warranty support or service or Maintenance Services, the following escalation and resolution process will be followed:

Severity Level	Business Impact	Level of Effort	Response / circumvent	Time to Resolution
Critical	Problems or Deficiencies make the software or portion of the Yak Solution unusable or unavailable	Continuous effort to fix	2 hours	4 hours

Major	Problems or deficiencies affect multiple persons including customers or users of the system	Continuous effort to fix	4 hours	8 hours

Other	Deficiencies other than Critical or Major	Will schedule a fix within a reasonable time, usually not more than 20 days	6 hours weekly updates 3 hours from content approval, press releases within 4 hours of receipt of PR; financial reporting, within 20 minutes of receipt, urgent updates, within 20 minutes of receipt	Reasonable time not to exceed to days

Unless otherwise agreed in a Statement of Work all components of the Yak Solution will have availability of at least 99.9% uptime, measured monthly.